EXHIBIT 99

WILLIAM T. KERR TO RESIGN FROM MEREDITH BOARD OF DIRECTORS

DES MOINES, IA (February 23, 2010) – William T. Kerr today submitted his resignation from the Meredith Board of Directors effective March 5, 2010.  Kerr’s decision is in connection with his recently announced position as President and Chief Executive Officer of Arbitron, Inc., a media and marketing research firm.

“This decision comes with very mixed feelings and after a great deal of consideration,” said Kerr, citing Arbitron’s request that he limit outside Board commitments.  “I have been honored by the opportunity to work for Meredith and serve on its Board, and I hope I have contributed a bit to its success.”

Kerr joined Meredith in 1991 as President of the Magazine Group.  He served as Meredith’s Chairman and Chief Executive Officer from 1998 to 2006 and as Chairman until earlier this year.  The Meredith Board elected Stephen M. Lacy Chairman and CEO and Dianna (Mell) Meredith Frazier Vice Chairman effective February 1, 2010.

“I would like to thank Bill for his tremendous contributions to Meredith over the last 20 years,” Lacy said.  “His legacy and accomplishments speak for themselves, and his Board counsel will be missed.”

Meredith Corporation (NYSE: MDP; www.meredith.com) is the leading media and marketing company serving American women. Meredith combines well-known national brands - including Better Homes and Gardens, Parents, Ladies' Home Journal, Family Circle, American Baby, Fitness and More - with local television brands in fast growing markets. Meredith is the industry leader in creating content in key consumer interest areas such as home, family, health and wellness and self-development. Meredith then uses multiple distribution platforms - including print, television, online, mobile and video - to give consumers content they desire and to deliver the messages of its marketing partners. Additionally, Meredith uses its many assets to create powerful custom marketing solutions for many of the nation's top brands and companies.